Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) effective as of September 1, 2021 (the “Effective Date”), is made by and between Premier, Inc., a Delaware corporation (“Company”), and William Mayer (“Consultant”). Company and Consultant are referred to collectively as the “Parties” and each individually as a “Party”.

WHEREAS, Consultant is a former director of Company, and the services of Consultant and his knowledge of the affairs of Company are of great value to Company; and

WHEREAS, Company desires to engage Consultant to perform the services described in this Agreement, and Consultant is willing to provide such services on the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

1.1 Term. Company hereby engages Consultant for a one-year period commencing on the Effective Date (the “Term”), subject to the terms and conditions set forth in this Agreement. The Term may be renewed for successive one-year periods by mutual written agreement of the Parties.

1.2 Consultant’s Duties and Responsibilities. During the Term, Consultant shall provide consulting and advisory services with respect to strategic issues concerning Company’s business (collectively, the “Services”), as reasonably requested by Company’s Chief Executive Officer from time to time. During the Term, Consultant is required, at the request of Company, to put forth reasonable efforts to faithfully perform the Services on a part-time basis and on a schedule mutually agreeable to Company and Consultant.

1.3 Company Policies. Consultant will comply with Company’s Code of Conduct and Insider Trading Policy, attached as Exhibits A and B hereto, as well as any other written Company policies and procedures provided to Consultant (collectively, “Company Policies”), as each may be modified from time to time, and except as otherwise agreed in writing shall recuse himself from participation in any matter in which he or any organization with which he is affiliated has an actual or potential conflict of interest. It shall be Consultant’s express obligation to promptly inform Company of the existence of any potential or actual conflict of interest. Company shall be the final arbiter with respect to whether recusal is required.

1.4 Compensation.

(a)

Consulting Fee. Subject to the terms and conditions hereof, Company agrees to grant to Consultant, as compensation in full for the Services provided during the Term, (i) $250,000 in Restricted Stock Units (the “RSUs”) calculated as of the Effective Date and (ii) $75,000 in cash payable in equal quarterly amounts. Consultant understands that the RSUs are granted to Consultant under, and subject to the terms of, the Amended and Restated Premier, Inc. 2013 Equity Incentive Plan (the “EIP”), including without limitation that such RSUs will only vest if Consultant provides the Services required under this Agreement throughout the Term.

(b)

Payment of Taxes. Consultant shall be responsible for payment of all taxes arising from Consultant’s engagement under this Agreement. Company will not deduct or withhold from any amounts owing from Company to Consultant with respect to the Services provided by Consultant, any Federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”). Consultant shall indemnify Company for any amounts that Company is required to pay as a result of the failure to pay any such Taxes, together with any interest, penalties, and related expenses thereto.

(c)

No Employee Benefits. As an independent contractor, Consultant shall not be eligible for, or entitled to, and shall not participate in, any of Company’s health, disability, life insurance or other employee benefit programs. Because Consultant is an independent contractor and is not an employee of Company, Company will not obtain workers’ compensation insurance for Consultant.

(d)

Expense Reimbursement. During the Term, Company shall reimburse Consultant for all reasonable out-of-pocket business expenses (approved in advance by Company) incurred by Consultant in the course of performing the duties and responsibilities set forth in this Agreement. Such reimbursement shall be consistent with Company’s policies in effect from time to time, and made known to Consultant, with respect to travel and other business expenses (provided, however, that first class air travel shall be permitted), including without limitation Company’s reasonable requirements with respect to reporting and documentation of such expenses.

ARTICLE 2

2.1 Termination.

(a)	This Agreement and the consulting services of Consultant shall terminate upon the occurrence of any one or more of the following events:

(i)	The expiration of this Agreement;

(ii)	The death or disability of Consultant (with “disability” having the same meaning as under the award agreement relating to the RSUs);

(iii)	The termination of this Agreement by Company for Cause (as defined below); or

(iv)	The termination of this Agreement by Consultant for any reason.

(b)

Upon the expiration of this Agreement, all obligations of the Parties shall forthwith terminate, except for the obligations of Consultant pursuant to Sections 1.3, 1.4(b), 2.2 and 2.4 hereof. For purposes of the RSU award granted pursuant to Section 1.4(a) of this Agreement, “Cause” shall mean: (i) material breach by Consultant of any provision of this Agreement which (if capable of being remedied) is not fully remedied within twenty (20) days of the receipt by Consultant of written notice thereof from Company; (ii) commission by Consultant of an act of fraud upon, or willful misconduct of a material nature toward, Company, as reasonably determined by the Board; (iii) the commission by Consultant of any felony (including without limitation a conviction thereof or a plea of nolo contendre thereto); or (iv) the willful commission by Consultant of any act that is reasonably determined by Company to have caused a material adverse effect on the property, operations, business or reputation of Company.

2.2 Non-Disclosure.

(a)

Consultant will have access to confidential and proprietary information of Company (collectively, “Confidential Information”). Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the current or potential business of Company, and (ii) is not generally or publicly known. Confidential Information includes, without limitation, the information, observations and data obtained by Consultant prior to or during the course of his performance under this Agreement concerning the business and affairs of Company; information concerning acquisition, divestiture and partnering opportunities in the businesses or industries of Company of which Consultant is aware or becomes aware during the Term; as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing services.

(b)

Consultant acknowledges that Confidential Information gained by Consultant from or on behalf of Company is Company’s proprietary information and, if used by Consultant or disclosed to others, other than on behalf of Company, could cause competitive and irreparable harm to Company and Company’s business. Accordingly, Consultant agrees to hold in a fiduciary capacity for the benefit of Company all Confidential Information of Company and any affiliate of Company obtained prior to or during the Term by Consultant (whether or not developed by Consultant) and will not, whether during the Term or thereafter, communicate or divulge any such Confidential Information to any person or entity, other than to Company or persons or entities designated by Company, or use any such Confidential Information for his own account or the account of anyone other than Company without the prior written consent of Company unless and to the extent that any Confidential Information (i) was in the public domain at the date of disclosure or becomes generally known to and available for use by the public other than as a result of acts or omissions to act of Consultant, (ii) was in the possession of Consultant prior to disclosure of such information to Consultant by Company or was acquired by Consultant from a source other than Company who is not in breach of a covenant of confidentiality with respect to such information, or (iii) is required to be disclosed pursuant to any applicable law or court order (provided that in such latter case, Consultant promptly notifies Company prior to any such disclosure so that Company can seek a protective order barring or limiting such disclosure). Upon request, Consultant shall return or certify that he has destroyed all materials (in any medium) containing any such Confidential Information to Company promptly upon the expiration or termination of this Agreement.

2.3 Consultant’s Representations. Consultant hereby represents and warrants to Company that (i) the execution, delivery and performance of this Agreement by Consultant does not and shall not conflict with, breach, violate or cause a default under any material contract, agreement, instrument, order, judgment or decree to which Consultant is a party or by which he is bound; and (ii) upon the execution and delivery of this Agreement by both Consultant and Company, this Agreement shall be the valid and binding obligation of Consultant enforceable in accordance with its terms.

2.4 Indemnification. Company shall indemnify Consultant with respect to any liability incurred arising from, and advance expenses reasonably incurred by Consultant in defending, any civil, criminal administrative or investigative action, suit or proceeding arising in connection with Consultant’s performance of Services under this Agreement (other than acts or omissions resulting from willful misconduct or gross negligence of Consultant, including any violation of Company Policies or the terms of this Agreement), in accordance with and to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time.

2.5 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected.

2.6 Governing Law. This Agreement is made under and, except as specified in Section 2.4 above, shall be governed by and construed in accordance with the laws of the State of North Carolina without regard for its principles concerning conflicts of law.

2.7 Other Agreements. This Agreement contains the entire agreement of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the Parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

2.8 Successors. This Agreement shall extend to and be binding upon the Parties and their respective legal representatives, heirs, distributees, successors and assigns.

2.9 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

2.10 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

2.12 Assignment. This Agreement contemplates the furnishing of unique personal services by Consultant and may not be assigned by Consultant. Company may assign this Agreement to any affiliate but otherwise shall obtain Consultant’s prior written consent to any assignment.

2.14 Notices. Any notice required to be given pursuant to the terms and provisions hereof will be in writing and will be sent by Fedex or other overnight courier or by certified mail, postage prepaid, return receipt requested, to the applicable party at the addresses below. Any party may change the address to which notices are to be sent, by notice given in accordance with the provisions of this section. Notices hereunder will be deemed to have been given, and will be effective, on the day following the date sent by Fedex or other overnight courier or otherwise upon receipt by the other parties:

If to Premier:	Premier, Inc.
13034 Ballantyne Corporate Place
Charlotte, North Carolina 28277
Attention: Chief Executive Officer

If to Consultant:	William Mayer
At the last address on record with the Company
(as updated by Consultant from time to time)

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Consultant Agreement to be executed as of the Effective Date.

PREMIER, INC.

By:	/s/ Michael J. Alkire
Name: Michael J. Alkire
Title: President and Chief Executive Officer

CONSULTANT:

By:	/s/ William Mayer
William Mayer

EXHIBIT A

PREMIER, INC. CODE OF CONDUCT

EXHIBIT B

PREMIER, INC. INSIDER TRADING POLICY